CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 002-78646 on Form N-1A of our report dated June 20, 2018, relating to the financial statements and financial highlights of BlackRock Summit Cash Reserves Fund (the “Fund”) of the BlackRock Financial Institutions Series Trust, appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 26, 2018